ARTICLES OF AMENDMENT
TO
RESTATED ARTICLES OF INCORPORATION
OF
TIB FINANCIAL CORP.

Pursuant to Sections 607.1003 and 1006, Florida Statues, the Restated Articles of Incorporation of TIB Financial Corp. are hereby amended as follows:

FIRST:  Section A(1) of Article IV of the Restated Articles of Incorporation is hereby amended by deleting the text thereof in its entirety and substituting the following in lieu thereof:

(1)
Common Stock. The aggregate number of shares of common stock (referred to in these Restated Articles of Incorporation as “Common Stock”) which the Corporation shall have authority to issue is 100,000,000 with a par value of $0.10 per share.

SECOND: The foregoing amendment was approved by the holders of shares of common stock, being the sole class entitled to vote thereon, at a meeting of such holders duly held on September 23, 2009, and the number of votes cast for the Articles of Amendment to the Restated Articles of Incorporation by such shareholders was sufficient for approval by them.

IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to the Restated Articles of Incorporation to be executed and attested to by its duly authorized officer as of this 24th day of September, 2009.

TIB FINANCIAL CORP.

By: /s/ Thomas J. Longe
Thomas J. Longe
President and Chief Executive Officer